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                                                                  EXHIBIT 12.1
                               SEMPRA ENERGY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in millions)

                             1996       1997      1998      1999      2000
                           ---------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                  $   205   $   209   $   210   $   233       305
Interest Portion of
 Annual Rentals                28        25        20        10         8
Preferred dividends
 of subsidiaries (1)           37        31        18        16        18
                           ---------  --------  --------  --------  --------
Total Fixed Charges
 and Preferred Stock
 Dividends For Purpose
 of Ratio                 $   270   $   265   $   248   $   259   $   331
                            ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations   $   727   $   733   $   432   $   573   $   699
Add:
 Fixed charges
  (from above)                270       265       248       259       331
 Less:
  Fixed charges
  capitalized                   5         3         3         5         5

  Equity income of uncon-
  solidated subsidiaries
  and joint ventures            -         -         -         -        62
                            --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio        $   992   $   995   $   677   $   827   $   963
                            ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                   3.67      3.75      2.73      3.19      2.91
                            ========  ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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